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FOR IMMEDIATE RELEASE
OCTOBER 6, 2000

                     PACIFIC GULF PROPERTIES INC. ANNOUNCES
                    DATE FOR SPECIAL MEETING OF SHAREHOLDERS

NEWPORT BEACH, California (October 6, 2000) - Pacific Gulf Properties Inc. (NYSE:PAG) announced today that it has established November 9, 2000 as the date of its special meeting of shareholders to vote on proposals to sell the Company's industrial properties portfolio to CalWest Industrial Properties, LLC, and to sell the Company's remaining assets and liquidate. The record date for the determination of shareholders entitled to vote at the special meeting is October 13, 2000.

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      Pacific Gulf Properties is a real estate investment trust that owns, develops and manages a portfolio of industrial properties targeting small to mid-size tenants in selected high-growth western markets. Pacific Gulf Properties' industrial portfolio includes 72 properties encompassing more than
14.9 million square feet of space. Pacific Gulf Properties also owns 1,631 units of traditional multifamily apartments which it is currently marketing for sale and a portfolio of properties designed for the burgeoning population of active seniors age 55 and older. The active senior portfolio consists of eight rental apartment communities comprised of 1,438 units and five properties which are currently being developed into approximately 931 units. Pacific Gulf Properties is headquartered in Newport Beach, California.